Filed pursuant to Rule 424(b)(3)
Registration No. 333-286558
Prospectus Supplement No. 5
(To Prospectus dated April 23, 2025)
INNVENTURE, INC.
This prospectus supplement updates, amends and supplements the prospectus dated April 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-286558) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On July 1, 2025, the closing price of our Common Stock was $4.76 per share.
Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 2, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 30, 2025
Date of Report (date of earliest event reported)
___________________________________
Innventure, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42303 (Commission File Number)	93-4440048 (I.R.S. Employer Identification Number)
6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827
(Address of principal executive offices and zip code)
(321) 209-6787
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On June 30, 2025, Accelsius, LLC (“Accelsius”), a controlled subsidiary of Innventure, Inc., a Delaware corporation, entered into an Amended and Restated Technology License and Know-How Agreement (the “A&R License Agreement”) with Nokia Technologies Oy (“Nokia Tech”), Nokia Solutions and Networks Oy (“NSN”), Nokia of America Corporation (“NoAC” and, collectively with Nokia Tech and NSN, “Nokia”), and Innventure, LLC (solely as specifically set forth therein) (“Innventure LLC”), which amends and restates the Technology License and Know-How Agreement (the “Original License Agreement”), dated May 27, 2022, among Accelsius, Nokia Tech, NSN, NoAC, and Innventure LLC.
The Original License Agreement set forth the terms under which Nokia granted to Accelsius a worldwide, non-transferable, and non-exclusive license to use, copy, perform, display, and create derivative works of certain technical information and software for the manufacture and sale of specified products and activities related to Accelsius’ two-phase cooling technology. The Original License Agreement also provided for limited sublicensing rights, subject to confidentiality and use restrictions. The Original License Agreement required Accelsius to pay Nokia a fixed initial fee, royalty payments tied to certain revenues, and additional fixed installment payments according to a defined schedule.
The A&R License Agreement eliminates the requirement for Accelsius to pay Nokia royalty payments tied to revenues and extends the due dates for fixed installment payments. The A&R License Agreement also provides for certain technical and conforming changes related to the elimination of the revenue-based royalty payments. Additionally, the A&R License Agreement modifies and reduces the buy-out fee payable to Nokia in lieu of future installment payments upon certain events such as an assignment of the A&R License Agreement or a capital event (including a change of control or initial public offering), at the option of either Nokia or Accelsius. Furthermore, the A&R License Agreement eliminates Accelsius’ ability to unilaterally terminate the A&R License Agreement upon the occurrence of certain events (other than a material breach) and provides Nokia with certain limited information rights related to the equity ownership of Accelsius.
The foregoing summary of the A&R License Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the A&R License Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1*+
Amended and Restated Technology License and Know-How Agreement, dated June 30, 2025, among Accelsius, LLC, Innventure, LLC (solely as specifically set forth therein), Nokia Technologies Oy, Nokia Solutions and Networks Oy, and Nokia of America Corporation.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

* Certain identified information has been excluded from this exhibit pursuant to Rule 601(b)(10) of Regulation S-K because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.
+ Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Innventure, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: July 2, 2025                    By:     /s/ David Yablunosky
Name:     David Yablunosky
Title:      Chief Financial Officer